UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
July 16, 2019

BG STAFFING, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-36704	26-0656684
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

5850 Granite Parkway, Suite 730
Plano, Texas 75024
(Address of principal executive offices, including zip code)

(972) 692-2400
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the
Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	BGSF	NYSE American

Item 1.01	Entry into a Material Definitive Agreement

Credit Agreement
On July 16, 2019, BG Staffing, Inc. (the “Company”) entered into a Credit Agreement (the “Credit Agreement”) maturing July 16, 2024 with BMO Harris Bank, N.A. (“BMO”), as administrative agent, lender, letters of credit issuer, and swing line lender. The Credit Agreement provides for a revolving credit facility (the “Revolving Facility”) permitting the Company to borrow funds from time to time in an aggregate amount of $35 million. The Credit Agreement also provides for a term loan commitment (the “Term Loan”) permitting the Company to borrow funds from time to time in an aggregate amount not to exceed at any time outstanding $30 million. The Company may from time to time, with a maximum of two, request an increase in the aggregate Term Loan by an amount not exceeding $40 million with a minimum amount of $10 million. As of July 16, 2019, the aggregate borrowings under the Credit Agreement were approximately $20 million. The Company’s obligations under the Credit Agreement are secured by a first priority security interest in substantially all tangible and intangible property of the Company and its subsidiaries. The Credit Agreement bears interest either at the Base Rate plus the Applicable Margin or LIBOR plus the Applicable Margin (as such terms are defined in the Credit Agreement). A default interest rate of equal to 2% per annum in excess of the otherwise applicable interest rate is applied until the default is waived or cured. The lenders may also declare the Company’s obligations immediately due and payable in connection with an Event of Default, and the Company is subject to certain mandatory prepayment events. The Company must also pay an unused commitment fee on the daily average unused amount of Revolving Facility and Term Loan at a rate equal to the Applicable Margin (as defined in the Credit Agreement) for commitment fees. The obligations of the Company under the Credit Agreement are guaranteed by each of the Company’s subsidiaries.
The Credit Agreement contains customary affirmative covenants as well as negative covenants restricting the ability of the Company and its subsidiaries to, among other things (with certain exceptions): (i) incur indebtedness; (ii) incur liens; (iii) enter into mergers, consolidations, or similar transactions; (iv) make restricted distributions; (v) make loans; (vi) dispose of assets; (vii) enter into transactions with affiliates; or (viii) change the nature of their business. In addition, the Company may not permit the Leverage Ratio, as of the last day of any fiscal quarter subject to a Covenant Holiday adjustment period for an approved Covenant Holiday Acquisition, (as such terms are defined in the Credit Agreement) to be greater than the following: 3.00 to 1.0 (July 16, 2019 to June 30, 2021), 2.75 to 1.0 (July 1, 2021 to June 30, 2022), 2.50 to 1.0 (from and after July 1, 2022). Moreover, the Company may not permit, for any four fiscal quarter period, the Fixed Charge Coverage Ratio (as defined in the Credit Agreement) on a consolidated basis to be less than 1.20 to 1.00.
Proceeds from the foregoing loan arrangements were used to pay off existing indebtedness of the Company under the Amended and Restated Credit Agreement, dated as of April 3, 2017, as amended, by and among the Company and its subsidiaries and Texas Capital Bank, National Association, and such agreement (and related ancillary documentation) was terminated on July 16, 2019 in connection with such repayment.
The description of the Credit Agreement set forth in this Item 1.01 is not complete and is qualified in its entirety by reference to the full text of such agreement. The Credit Agreement is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 1.02	Termination of a Material Definitive Agreement

The information set forth under Item 1.01 is incorporated by reference herein.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth under Item 1.01 is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
10.1
Credit Agreement, dated as of July 16, 2019, among BG Staffing, Inc., as borrower, the lenders from time to time party thereto, and BMO Harris Bank, National Association, as administrative agent, letters of credit issuer, swing line lender, sole lead arranger, and sole book runner

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BG STAFFING, INC.

Date:	July 19, 2019		/s/ Dan Hollenbach
		Name: Title:	Dan Hollenbach Chief Financial Officer and Secretary (Principal Financial Officer)

 EXHIBIT INDEX

Exhibit No.	Description
10.1
Credit Agreement, dated as of July 16, 2019, among BG Staffing, Inc., as borrower, the lenders from time to time party thereto, and BMO Harris Bank, National Association, as administrative agent, letters of credit issuer, swing line lender, sole lead arranger, and sole book runner